SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.       )


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                               Wayne Bancorp, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
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              0-11.

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         (2) Aggregate number of securities to which transaction applies:
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         (3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
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  [ ]   Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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



                            WAYNE BANCORP LETTERHEAD


                                                                   March 3, 1998

DEAR FELLOW SHAREHOLDER:

         You should have recently received your Company's annual report - significant because it marks Wayne Bancorp's first full year as a public company
- and proxy materials for our March 24 Annual Meeting. As I am sure you are aware, 1997 was a period of substantial accomplishment for your Company and all of its shareholders who have enjoyed a 157.5% increase in the price of their stock since our initial public offering.1 We are proud of the impressive investment returns our shareholders have enjoyed.

         By now you should also have received materials from a dissident group led by Lawrence Seidman, Mr. Seidman wants you to elect him to your Board of Directors. Notwithstanding that he already has a representative, Mr. Dennis Pollack, on the board. He is opposing Mr. Thomas Collins, the experienced, qualified director nominated by your Board. Mr. Collins has been an active member of the business and civic community of Wayne, New Jersey since 1963. A director of the Bank since 1981, Mr. Collins is dedicated and committed to the long term goals of your Company. He owned and successfully operated a local business for over 27 years, and is an active member of local charitable and civic groups, including past President of the Wayne Area Chamber of Commerce. We believe that shareholders can now clearly determine their best interests.

         We strongly believe that the election of L. Seidman is not in your best interest, and we urge you to reject Seidman. DO NOT SIGN HIS GOLD CARD, NOT EVEN AS A VOTE OF PROTEST, EVEN IF YOU SIGNED A GOLD CARD YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. ONLY YOUR LATEST DATED CARD COUNTS. SUPPORT ALL OF YOUR BOARDS' NOMINEES NOMINEES COMMITTED TO REPRESENTING THE INTERESTS OF ALL SHAREHOLDERS BY SIGNING, DATING AND MAILING YOUR WHITE PROXY CARD.

                         AN IMPORTANT QUESTION OF TRUST

         To compete successfully and serve shareholder's interests, public companies must develop strategies, introduce innovation and manage risks. At the center of this activity is the Board of Directors, charged with representing the best interests of the Company and all of its shareholders. In the case of a community savings bank, entrusted with safeguarding depositors' funds, maintaining the highest degree of trust is also of paramount importance.

         Your Board of Directors has worked diligently to ensure your Company's good standing in the communities it serves and we believe these efforts have far-reaching effects, right down to the bottom line.

         In order to make an informed decision, we believe shareholders have the right to assess a nominee's background and decide for themselves, among other things, how each nominee, if elected, will


-------------------------
     1 In June, 1996, Wayne Bancorp converted to public ownership, issuing stock at $10.00 per share. On March 3, 1998, Wayne's stock closed at $25 3/4 per share, an increase of $15 3/4 per share in some twenty months.

represent the Company. We urge you to consider Mr. Seidman's background. Then, you be the judge:

MR. SEIDMAN HAS VIOLATED FEDERAL BANKING LAWS
---------------------------------------------

         In late 1995, the Office of Thrift Supervision, the Company's primary federal banking regulator, issued a Cease and Desist Order against Mr. Seidman and assessed a civil monetary penalty in connection with Seidman's activities while acting as Chairman of another financial institution. The basis of the Office of Thrift Supervision's actions involved Mr. Seidman's alleged obstruction of an OTS investigation. In finding that Mr. Seidman had violated federal banking laws, the OTS specifically found that:

         (bullet)       MR. SEIDMAN RECKLESSLY ENGAGED IN UNSAFE
                        AND UNSOUND PRACTICES IN CONDUCTING THE
                        BUSINESS OF AN INSURED DEPOSITORY
                        INSTITUTION; AND

         (bullet)       MR. SEIDMAN ENGAGED IN A PATTERN OF
                        MISCONDUCT.

         The Cease and Desist Order, among other things, ordered Mr. Seidman to cease and desist from any attempts to hinder the OTS in the discharge of its regulatory responsibilities and any attempts to induce a person to withhold material information from the OTS.

MR. SEIDMAN HAS VIOLATED FEDERAL SECURITIES LAWS.
-------------------------------------------------

         Only 2 weeks ago, the United States of Court of Appeals for the Third Circuit reversed a lower court decision and found that a Seidman-led group had violated Federal Securities Laws in connection with mandated disclosures about members of Mr. Seidman's group. The court's finding that the Seidman group's
Schedule 13D was insufficient involved a failed hostile proxy contest waged by Mr. Seidman last year at another New Jersey-based thrift.

MR. SEIDMAN IS AN OPPORTUNIST.
------------------------------

         You should also know that Mr. Seidman is no stranger to hostile proxy contests. In addition to his ongoing efforts in opposition to your Company, Mr. Seidman has also waged or participated in hostile proxy contests in opposition to management as follows:

IBS Financial Corp.  1997   IBS Financial Corp.    1996   Rospatch, Inc.    1988
Wayne Bancorp        1997   Crestmont Financial    1989   Hubco, Inc.       1985

         Given Mr. Seidman's background and experience, should you elect him to a position of trust on the Board of Directors of Wayne Bancorp? Can your Company's shareholders, employees, customers and communities it serves rely on him to represent everyone's best interests?

                           A CLOSER LOOK AT THE FACTS

         Mr. Seidman criticizes your Company's financial performance based, in large part, on comparisons to Ramapo Financial Corporation. In our view a comparison with Ramapo is unfounded, inaccurate and not indicative of your Company's performance. Take a look at the facts:

FACT:  Ramapo is the holding  company for a stock  commercial  bank chartered in
----
1967. In contrast, Wayne Savings Bank was a mutually chartered thrift institution prior to its conversion to a stock institution in June 1996, only 20 months ago.

FACT:  Commercial banks typically have higher yields and greater fee income than
----
mutual savings institutions which historically were limited to traditional mortgage lending. Further, it is well recognized that the earnings of long-standing commercial banks exceeds those of thrift institutions, especially recently converted thrifts.

FACT:  Your  Company's  financial  performance is favorable to its peer group of
----
recently converted thrift institutions.

         We urge you to consider the facts and caution you not to be misled by Mr. Seidman's flawed analysis.

                        AN IMPORTANT QUESTION OF MOTIVES

         Finally, we think that shareholders need to consider Mr. Seidman's motives in conducting this proxy contest. In our view, Lawrence Seidman is driven solely by his desire to cash in now on his investment, notwithstanding the impressive investment returns he and all Wayne Bancorp shareholders have enjoyed to date. Remember, Lawrence Seidman's own proxy materials state:

   "...(T)he Committee is, as it is sure you are, happy the appreciation in (Wayne Bancorp's) stock price since June 1996."

                              -------------------

         Your Board's record conclusively demonstrates that it is dedicated to enhancing value for, and serving the best interests of, all of our shareholders. We do not believe that your interests will be served either by electing Lawrence Seidman to the Board or hanging out a "for sale" sign.

         Instead, we believe we should continue to pursue your Company's strategic business plan which has generated impressive returns on your investment. You may be assured that we will continue to assess all strategic alternatives for enhancing shareholder value. Most importantly, you have our commitment to continue to act in the best interests of all Wayne Bancorp shareholders.

         We urge you to demonstrate your support by signing, dating and mailing the enclosed WHITE proxy. Your vote is important, so please act today.

         Thank you for your continued support.

                                   Sincerely,

/s/ Harold P. Cook, III             /s/ Johanna O'Connell        /s/ William J. Lloyd
Harold P. Cook, III                     Johanna O'Connell            William J. Lloyd
Chairman of the Board and CEO           President and Director       Director

/s/ David M. Collins                /s/ Thomas D. Collins        /s/ Nicholas S. Gentile, Jr.
David M. Collins                        Thomas D. Collins            Nicholas S. Gentile, Jr.
Director                                Director                     Director

/s/ Ronald Higgins                  /s/ Richard Len              /s/ Charles A. Lota
Ronald Higgins                          Richard Len                  Charles A. Lota
Director                                Director                     Director




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                                    IMPORTANT

         Your vote is important. Regardless of the number of shares of Wayne Bancorp common stock you own, please sign, date and mail your WHITE proxy card. Please act today. And, please discard all cards you may receive from Mr. Seidman or his group.

         If you own  shares in the name of a  brokerage  firm or bank  nominees, only it can vote your shares and only after receiving your specific instructions. Please call your broker/banker and instruct him/her to execute a WHITE proxy card on your behalf. You should also promptly sign, date and mail your WHITE proxy card when you receive it from your broker/banker. Please do so for each separate account you maintain. Please return your WHITE proxy card immediately to ensure that your vote is counted.

         If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-628-8510.


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